Exhibit 16.1

BERMAN & COMPANY, PA.
       Certified Public Accountants and Consultants

March 15, 2010

Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re:	MobileBits Holdings Corporation

File Reference No. 000-156062

We were previously the independent registered public accounting firm for MobileBits Holdings Corporation (formerly known as Bellmore Corporation) and under the date of September 30, 2009, we reported on the financial statements of MobileBits Holdings Corporation as of July 31, 2009 and 2008, and for the period from July 22, 2008 (inception) to July 31, 2009.

On March 12, 2010, the Company dismissed us as its independent registered public accounting firm. We have read MobileBits Holdings Corporation's statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm, We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Berman & Company, P.A.
Certified Public Accountants